Exhibit 10.88

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 6th day of March, 2005 by and between Gene Logic Inc., a Delaware corporation (the "Company"), and V. W. Brinkerhoff, III (the "Executive").

     The Company desires to secure the services of Employee and Employee desires to perform such services for the Company on the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

     1. Employment, Duties and Acceptance.

        1.1 Employment. (a) Effective upon the later of the date of this agreement or the date the Executive first reports for work for the Company (the "Effective Date"), the Company shall employ the Executive as Senior Vice President and General Manager, initially reporting to Mark Gessler. In such capacity, the Executive shall perform such executive and management duties and assume such other responsibilities as may be assigned from time to time by the individual to whom the Executive reports, the Chief Executive Officer ("CEO") of the Company or anyone else designated by the CEO. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

        (b) The Executive shall devote his full working time and creative energies to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of his duties hereunder: (i) the Executive shall be permitted a reasonable amount of time to supervise his personal, passive investments; and (ii) the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities.

        1.2 Place of Employment. The Executive's principal place of employment shall be at the Company's headquarters or other Company facility in the Baltimore-Washington, D.C. metropolitan area (including Montgomery, Howard and Frederick Counties in Maryland) specified by the individual to whom the Executive reports, or as otherwise mutually agreed by the parties, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof. The Executive shall not be required to relocate outside of the Baltimore-Washington, D.C. metropolitan area during the Term unless the Executive so agrees and Company provides relocation benefits reasonably acceptable to the Executive.

     2. Term of Employment. The Executive's term of employment with the Company (the "Term") shall commence on the Effective Date and continue thereafter on an at-will basis until terminated by either party pursuant to Section 4, subject to certain rights upon termination as provided in Section 4. If Executive's employment hereunder with the Company is terminated by the Executive or by the Company, Executive shall thereby be removed from, and Executive agrees to resign immediately from, all other positions with the Company and its affiliates and subsidiaries (collectively the "GLGC Group").

     3. Compensation.

        3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary at the rate of $250,000 per annum (the "Base Salary") less such deductions as shall be required to be withheld by applicable tax and other laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments, not less frequently than semi-monthly. The Executive's Base Salary shall be reviewed annually and may be increased based upon various factors, including the evaluation of the Executive's performance and the compensation policies of the Company in effect at the time of each such review. The Base Salary shall be prorated for the first calendar year of employment and for any other year in which Executive is not employed by the Company for the entire year based on the portion of the year in which Executive is employed on a full-time basis by the Company.


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        3.2 Bonus. Executive will be eligible to participate in any bonus plan established by the Compensation Committee of the Board (the "Compensation Committee") and generally applicable to officers of the Company. Payment of a bonus under any such plan will be contingent on achieving such targets and levels of performance as may be specified by the Compensation Committee. Such targets and levels of performance may be specified for individuals or groups of individuals, by department and/or on a company-wide basis. Bonus payments for any applicable plan will be made on at least an annual basis, subject to prior approval by the Compensation Committee. The target bonus for Executive for the Company's fiscal year 2005, which shall be based on achieving 100% of the targets and levels of performance established by the Compensation Committee, will be 25% of the base salary specified in Section 3.1 of this Agreement, for a full calendar year, less applicable withholding, prorated based on the portion of the year in which Executive is employed by the Company. To receive a bonus for any period, except as specifically provided in section 4.7, the Executive must be employed by the Company on a full-time basis as of the last business day of the period for which the bonus is paid.

        3.3 Stock Options. Upon and subject to approval by the Board of Directors of the Company or its Compensation Committee, Executive will receive a stock option grant under the Company's 1997 Equity Incentive Plan (the "Plan") to acquire 50,000 shares of Company Common Stock at an exercise price equal to the fair market value per share at date of grant, which will be Executive's first day of employment hereunder (which for administrative purposes is the closing price on the last business day preceding the date of grant). The stock options will vest and become exercisable at the rate of one-forty eighth per month at the end of each month of employment. The options will have a 10-year term and be subject to the other terms and conditions of the Plan and the standard form of stock option grant agreement thereunder. The stock option will be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, ("Code") to the maximum extent permitted by the law and the Plan; any remaining portion of the stock option will be treated as a Non-Statutory Stock Option.

        3.4 Participation in Benefit Plans. The Executive shall be permitted during the Term, to the extent eligible, to participate in any group life, medical, dental, vision, or disability insurance plans, accidental death and dismemberment plan, 401(k) plan, or similar benefit plans of the Company which may be available generally to other senior executives of the Company, but nothing herein shall prevent the Company from changing such benefits from time to time.

        3.5 Paid Time Off. The Executive shall accrue and may use paid time off ("PTO") in accordance with the Company's policies. PTO accruing in the first calendar year of employment and in any other year in which Executive is not employed by the Company for the entire year shall be prorated based on the portion of the year in which Executive is employed by the Company.

        3.6 Holidays. The Executive shall be eligible for holidays in accordance with the Company's policy and schedule.

        3.7 Expenses. In accordance with the Company's policies, the Executive will be reimbursed for all ordinary, necessary and reasonable business expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, and expenses incurred for operation of mobile telephones,) actually incurred or paid by the Executive during the Term in the proper performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Board may reasonably require.

        3.8 Tax/Financial Planning. The Executive shall be reimbursed in an amount not in excess of $5,000 in the aggregate per year for tax return preparation and certain financial planning advice in accordance with the Company's policies.

        3.9. Change of Control. If so designated by the Board, the Executive shall be included in the Company's Executive Severance Plan (the
"Change-of-Control Severance Plan"), which may provide certain benefits if the Executive's employment is terminated as a result of a change in control of the Company.


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        3.10 Withholding. The Company is authorized to withhold from the amount of any Base Salary and bonuses and any other payments or benefits paid or provided to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

     4. Termination.

        4.1 General. The employment of the Executive hereunder may be terminated as provided in this Section 4.

        4.2 Termination Upon Mutual Agreement. The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

        4.3 Death or Disability of Executive.

        (a) The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

        (b) For purposes of this Agreement, "Total Disability" shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is substantially unable to perform his essential duties, without reasonable accommodation, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination. If requested by the Company, Executive agrees to appear at a medical examination by a physician selected by the Company and to furnish to such physician such medical information as is needed for a determination under this Section 4.3(b). Nothing in this provision is intended to restrict rights or obligations under the Americans with Disabilities Act or other applicable law.

        (c) Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for Cause (as defined below) due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

        4.4 Termination For Cause. The Company may, upon action of the Board, and upon written notice to the Executive specifying in reasonable detail the reason therefore, terminate the employment of the Executive at any time for Cause (as defined in Attachment A); provided, however, that if the reason for termination for Cause is susceptible of cure as determined by the Company, the Executive shall have a period of fifteen (15) business days after such written notice to effect a cure satisfactory to the Company.

        4.5 Termination Without Cause. The Company may also terminate the employment of the Executive without Cause upon 30 days advance written notice to the Executive, which termination shall constitute a "Termination Without Cause". Termination without Cause shall not include a termination due to death or Total Disability.

        4.6 Termination by Executive. The Executive may resign (and thereby terminate his employment under this Agreement) at any time, by giving the Company not less than thirty (30) days' prior written notice to the Company, but the Company after receipt of such notice, may waive all or part of such notice period.


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        4.7 Payments Upon Termination.

        (a) (i) If Executive's employment is terminated by the Company without Cause, the Company shall pay the Executive six (6) months Base Salary. Notwithstanding anything to the contrary above, in the event of a change of control of the Company, if the Executive is eligible for and has met the conditions for receiving cash severance benefits under the Change-of-Control Severance Plan, then the provisions set forth in such plan shall apply in lieu of payments under this subsection (i).

            ii) The Company shall have no further liability to the Executive pursuant to this Agreement, in the event of termination by the Company in a Termination Without Cause or a termination by the Executive except as set forth in this Section 4.7(a), including, without limitation, any liability to pay the Executive any severance, bonus or any other compensation.

            iii) The Company also waives, releases and remises (A) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled by reason of any termination of this Agreement; and (B) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement. Any payments made under this Section 4.7(a) or the Change-of-Control Severance Plan may be conditioned upon execution by Executive of a release of claims arising from or connected with his employment in such form as may be specified by the Company (excluding from any such release any rights Executive may have to indemnification or insurance coverage with respect to his actions while employed by the Company under Directors and officers or other insurance maintained by the Company or under the Company's indemnification policies and applicable law concerning indemnification).

        (b) If the Executive's employment is terminated (i) by the Company for Cause, or (ii) by the Executive, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive's Base Salary and benefits accrued through the date of termination of his employment.

        (c) Upon termination of Executive's employment for death or Total Disability, the Company shall pay to the Executive, or to his guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled under applicable insurance and benefit programs contemplated by Section 3.4 and then in effect, all amounts accrued or vested prior to such termination; provided, however, if cash severance benefits are payable under the Change-of-Control Severance Plan as a result of such termination, then the provisions set forth in such plan shall apply in lieu of the foregoing. The Company shall have no further liability to the Executive, guardian or personal representative pursuant to this Agreement, including, without limitation, any liability to pay the Executive, guardian or personal representative any severance, bonus or any other compensation.

        4.8 No Disparaging Comments Upon Termination.

        Upon termination of this Agreement and thereafter, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the GLGC Group.

     5. Certain Covenants of the Executive.

        5.1 Necessity for Covenants. The Executive acknowledges that (i) the GLGC Group (as defined below) is engaged and will in the future be engaged in the Business as described in this Agreement; (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of the GLGC Group; (iii) his employment will give him access to confidential information and other trade secrets concerning the GLGC Group's products, services and the Business and (iv) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the GLGC Group. To induce the Company to enter into this Agreement and pay the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:


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        5.2 Definitions.

        (a) "Business" for purposes of this Article 5 shall mean the provision by the GLGC Group of genomic information and bioinformatics products and services and pre-clinical testing and clinical trial services to the pharmaceutical and biotechnology industry. The Business includes biosample collection, handling and processing, genomic data production, and data management and software systems development, to create a broad range of gene expression-based information solutions that facilitate the drug discovery and development process, as well as pre-clinical testing and clinical trial management and any other products and services offered from time to time by the GLGC Group as described in its annual and quarterly reports filed with the Securities and Exchange Commission.

        (b) "GLGC Group" for purposes of this Article 5 shall include the Company, and all of its wholly or majority owned subsidiaries and affiliates and successors and assigns of any of the foregoing.

        (c) "Business Contact" shall mean any (i) customer which has purchased goods or services provided by the GLGC Group during the Term, (ii) prospective customer whom the Executive or persons working for or directly with the Executive has contacted during the Term for the purpose of endeavoring to sell the goods or services of the GLGC Group to the prospective customer, or (iii) provider of material amounts of goods or services to the GLGC Group.

        (d) "Service Area" means the entire world.

        (e) "Term" means the term of employment as specified in Section 2 hereof

        5.3 Restrictive Covenants.

            5.3.1 Restrictions. During the Term and for a period of two (2) years after the date (the "Termination Date") the Executive's employment hereunder is terminated (the "Restricted Period") regardless of whether such termination is voluntary or involuntary, with or without Cause or by resignation, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, adviser, consultant, director, sole proprietor, or otherwise:

        (a) call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity to provide goods or services which are the same as or similar to those the GLGC Group provided or proposed to provide to the Business Contact or to engage the Business Contact to provide goods or services which are the same as or similar to those the Business Contact provided to the GLGC Group to any other person, firm, corporation or other entity;

        (b) solicit, participate in or promote the solicitation of any person who was employed by the GLGC Group at any time during the twelve (12) months preceding the Termination Date to leave the employ of the GLGC Group, or hire or engage or assist anyone to hire or engage any of those persons;

        (c) make any disparaging remarks about the GLGC Group's business, services or personnel;

        (d) interfere in any way with the GLGC Group's business, prospects or personnel; or

        (e) render services (other than services unrelated to the Business) to, or become affiliated with, any person, company or other entity engaged in any business that competes with the Business within the Service Area, directly or indirectly, in any capacity; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.


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            5.3.2 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

            5.3.3 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

        5.4 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.3 (the "Restrictive Covenants"), the Company shall, in addition to its right immediately to terminate this Agreement for Cause, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company.

     6 Representations of Executive. The Executive represents and warrants that:
(a) his employment by the Company will not (i) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants or agreements made by the Executive with, to or for the benefit of any previous employer or partner, or (ii) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound; (a) there is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive's knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein; and (b) he has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive's choosing.

     7. Confidentiality and Proprietary Inventions Agreement. As a condition to his employment by the Company, the Executive agrees to enter into and be bound by the provisions set forth in the Company's Proprietary Information and Inventions Agreement, which is expressly incorporated by reference hereto.

     8. Dispute Resolution.

        8.1 Arbitration Policy. Subject to the Company's right to seek injunctive or other equitable relief as specified in Section 5.4 of this Agreement or in the Proprietary Information and Inventions Agreement, the Parties agree that arbitration is the required and exclusive forum for the resolution of any and all disputes between them, including claims arising under statute, common law, or this Agreement. This mandatory arbitration provision includes without limitation any claims or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 ("Section 1981"), the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, law or regulation regarding employment, employment discrimination, terms and conditions of employment, compensation or termination of employment. This mandatory arbitration provision includes any dispute between the Executive and the Company or its parents, subsidiaries and affiliates, and its and their current and former officers, directors, employees and agents.


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        Any covered dispute must be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any such arbitration will be conducted in Montgomery County, Maryland, and will be decided in accordance with and determined by the laws of the State of Maryland and/or applicable federal law. The Executive specifically agrees that the Company may seek specific performance of this provision, as well as other injunctive relief, from the state or federal courts in Maryland. The arbitrator shall not have the authority to award punitive damages, costs or attorneys' fees to either Party except where expressly provided for by the applicable law.

        Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, other AAA fees, arbitrator's fee) shall be divided equally between the parties. The fees and expenses of any witness shall be paid by the Party requiring the presence of such witness. Each Party shall bear its own costs and expenses in all other respects. The resolution of any dispute achieved through such arbitration shall be final and binding and enforceable by a court of competent jurisdiction.

        8.2 No Jury Trial. NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

        8.3 Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in Montgomery County, Maryland as to matters involving enforcement of this Agreement, including any award under an arbitration proceeding.

     9. Other Provisions.

        9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by nationally recognized overnight courier service such as FedEx or UPS or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if sent by courier on the second business after delivery by the courier service or, if mailed, four days after the date of mailing, as follows:

            (a) if to the Company, to:

            Gene Logic, Inc.
            610 Professional Drive
            Gaithersburg, MD 20879
            Attention: Chief Executive Officer

            with copies to:

            Ariel Vannier, Esquire
            Venable, Baetjer, Howard and Civiletti, LLP
            575 7th Street, NW
            Washington, DC 20004

            (b) if to the Executive, to:

            V. W. Brinkerhoff, III
            9683 Cobblestone Drive
            Clarence, NY  14031


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        Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

        9.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

        9.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        9.4 Governing Law. This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

        9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        9.6 Confidentiality. Neither party shall disclose the contents of this Agreement to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

        9.7 Word Forms. Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

        9.8 Headings. The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

        9.9 Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity that buys substantially all of the Company's assets or to any affiliate of the Company with the consent of the Executive that shall not be unreasonably withheld. However, the Executive may not assign this Agreement without the prior written consent of the Company.


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        9.10 Separability. The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the last date of signature below.

                                                     GENE LOGIC INC.



3/10/05                                      By: /s/ Mark D. Gessler (SEAL)
-------                                          -------------------
Dated                                        President and
                                             Chief Executive Officer

                                                     EXECUTIVE:

2/28/05                                      /s/ V. W. Brinkerhoff, III (SEAL)
-------                                          ----------------------
Dated





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                                  Attachment A

                              Definition of "Cause"



"Cause" shall mean

(i) commission of an act or omission which the Company determines would constitute a felony or a misdemeanor which, in the Company's reasonable opinion, could have a material adverse effect on the Company's business, financial condition, prospects or reputation or the Executive's performance of his duties, under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company;
(ii) material breach by the Executive of any agreement entered into between the Executive and the Company;
(iii) willful misconduct by the Executive or gross negligence of the Executive which could have a material adverse impact on the Company;
(iv) a material failure of the Executive in the performance of the Executive's duties provided that, if susceptible of cure as determined by the Company, notice is provided and Executive does not cure such failure within fifteen
      (15) business days after the date of such notice in a manner reasonably satisfactory to the Company;
(v) the violation by the Executive of the restrictive covenants in Section 5.3 hereof or the provisions of the Proprietary Information and Inventions Agreement; or
(vi) engagement in any activity that constitutes a material conflict of interest with the Company.

With respect to any criminal act, the Company may base such a determination on facts available to it or on an arrest or charges by an appropriate government authority and may, at its option, suspend the Executive without pay in lieu of immediate termination in the event of any criminal charges, pending additional information, criminal conviction or other action.



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